Exhibit 10.10

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. THE OMISSIONS HAVE BEEN INDICATED BY “[***].”

THERAPEUTIC DEVELOPMENT AWARD AGREEMENT

November 17, 2020

Development Program:	MAT2501 for the Treatment of NTM Infections in Cystic Fibrosis Patients
Awardee:	Matinas BioPharma Nanotechnologies, Inc. (the “Awardee”)
Award Number:	MATINAS20W0
Award Amount:	$4,234,249, consisting of $484,249 previously advanced and up to an additional $3,750,000 in accordance with the Payment Schedule attached hereto as Exhibit B

1. Award. The Cystic Fibrosis Foundation, a Delaware corporation (“CFF”), is issuing this award (this “Award”) to the Awardee for the Development Program named above and described in Exhibit A. CFF will fund the Development Program up to the New Award Amount (as defined below), and Awardee will pay all of the remaining costs in excess of the Award required to complete the Development Program and to further develop and commercialize the Product (as described below). $359,249 of the Award Amount was previously disbursed to the Awardee pursuant to the Letter Agreement, dated as of November 16, 2016, by and between CFF and the Awardee, and $125,000 of the Award Amount was previously disbursed to the Awardee pursuant to the Letter Agreement, dated as of February 12, 2020, by and between CFF and the Awardee, which amounts are included in the Award Amount hereunder pursuant to Section 2 of each such Letter Agreement. CFF will advance up to an additional $3,750,000 (the “New Award Amount”) to fund the Development Program. Each party’s rights and obligations hereunder will commence as of the date written above (the “Effective Date”). This Award is in furtherance of CFF’s charitable mission to cure and mitigate the effects of cystic fibrosis. CFF has determined that without the Award, the Development Program may not occur or may be substantially delayed. The Award is subject to the terms, conditions and policies of this Agreement (“Agreement”).

2. Disbursement of Award; Use of Award; Return of Award. The New Award Amount will be disbursed to the Awardee in accordance with the Payment Schedule set forth in Exhibit B. The Awardee hereby covenants and agrees to use the New Award Amount solely to fund the Development Program. Any portion of the New Award Amount paid to the Awardee and not expended on the Development Program must be returned to CFF promptly upon the Awardee’s determination that such funds will not be expended on the Development Program, and in any event within thirty (30) days following completion or termination of the Development Program. Upon such return, the amounts of such returned funds will not be included as part of the Actual Award for purposes of calculating any royalties or other amounts owed by the Awardee to CFF pursuant to Section 3.

3. Royalties. In consideration of the Award and CFF’s license of CFF Know-How (as defined below), the Awardee agrees to pay royalties to CFF as follows:

(a) The Awardee shall pay a one-time royalty (the “Royalty”) to CFF in an amount equal to the Royalty Cap if a Product (as defined below) resulting from the Development Program is approved for commercial sale for human therapeutic use, payable in three (3) equal installments: the first within ninety (90) days after the first commercial sale of the Product for human therapeutic use in the Field (the “First Sale”); the second within ninety (90) days of the first (1st) anniversary of the First Sale; and the third within ninety (90) days of the second (2nd) anniversary of the First Sale; provided however in no event shall the Royalty payable for any particular installment be greater than 25% of Net Sales of the Product (the “Royalty Payment Cap’) during the twelve (12) month period ending on the date of such payment. If the amount of the Royalty due for any applicable period is greater than the Royalty Payment Cap, then in such instance the difference between the Royalty due and the Royalty Payment Cap shall be carried over to next payment date until such time that the Royalty is paid in full. If the Royalty is not paid in full by ninety (90) days following the second anniversary of the First Sale, the term of the Royalty repayment shall be automatically extended for additional twelve-month periods until the Royalty has been paid in full. In addition to the extent CFF receives any payments pursuant to 3(b) below, each Royalty installment payment shall be reduced pro-rata after crediting of the amounts paid pursuant to Section 3(b).

(b) In the event of a License (as defined below) or a Change of Control Transaction (as defined below), subject to Section 3(d), the Awardee shall pay to CFF an amount equal to [***] percent ([***]%) of all License Revenue (as defined below) or [***] percent ([***]%) of all COC Consideration (as defined below), respectively. Such amount shall be payable within ninety (90) days after the Awardee’s (or, if applicable, the Awardee’s Affiliates’ or equity holders’) receipt of any such amount.

(c) If Net Sales exceed $[***] million, the Awardee shall pay a one-time royalty to CFF in an amount equal to one (1) times the Actual Award within ninety (90) days of the end of the first calendar year in which such total Net Sales were achieved. If Net Sales exceed $[***] million, the Awardee shall pay a one-time royalty to CFF in an amount equal to one (1) times the Actual Award within ninety (90) days of the end of the first calendar year in which such total Net Sales were achieved.

(d) Notwithstanding anything to the contrary, the total, aggregate, combined amount payable to CFF under Sections 3(a) and 3(b) shall not in any event exceed the Royalty Cap.

4. Commercially Reasonable Efforts. The Awardee shall use Commercially Reasonable Efforts (as defined below) to conduct the Development Program during the term of this Agreement. After the Development Program is completed, the Awardee (or any licensee, sublicensee, assignee or successor, as applicable) shall exercise Commercially Reasonable Efforts to continue to develop the Product in the Field.

5. Reports and Notices.

(a) During the Development Program, the Awardee shall provide CFF and the PAG (as defined below) with a reasonably detailed, written report within forty five (45) days after the close of each calendar quarter during the Development Program summarizing progress toward achieving the goals of the Development Program.

(b) The Awardee shall provide a Milestone Report within thirty (30) days following the completion of each milestone, as set forth in Exhibit B.

(c) The Awardee shall prepare and deliver to CFF a closing report within thirty (30) days after the completion of the Development Program and receipt by Awardee of the final clinical study report related to the Development Program.

(d) After the completion of the Development Program, the Awardee shall prepare and deliver a report to CFF annually, on or before each anniversary of the Effective Date, detailing the progress of its research and development activities regarding the Product in the Field, until the earlier of (i) the First Sale, (ii) all research efforts related to the Product in the Field are abandoned by the Awardee, and (iii) the Interruption License Effective Date (as defined below).

(e) The Awardee shall annually provide CFF a copy of its auditor’s most recent management letter within thirty (30) days of issuance of such letter.

(f) The Awardee shall provide CFF with prompt notice of the closing of a Change of Control Transaction, and of any material adverse event which would reasonably be expected to adversely impact the Development Program.

(g) Commencing upon the First Sale and ending upon payment of all amounts due under Section 3(c), within forty five (45) days after the end of each year, the Awardee shall furnish to CFF a written sales report covering the prior year setting forth the Net Sales during such year.

6. Program Advisory Group.

(a) The Awardee and CFF shall form a Program Advisory Group (“PAG”). The purpose of the PAG is to ensure that the Award is used solely in furtherance of CFF’s tax-exempt mission, to facilitate communications between the Parties and to make recommendations with respect to the Development Plan. The PAG shall review progress of the Development Program; determine, discuss and propose amendments to the Development Program or the Budget; determine whether payment milestones have been achieved; and consider and provide non-binding recommendations on other issues raised by either party relating to the Development Program; provided, however, that no change to the Development Program shall be made without the written agreement of both parties. All decisions of the PAG shall be made within thirty (30) days after the date on which a party first presents a particular matter for consideration by the PAG. In the event that the PAG cannot make a decision with respect to any matter, such matter shall be escalated to the CEO of Awardee and the CEO of CFF, or their respective designees, (collectively, the “Senior Executives”) to determine such matter within thirty (30) days after the date on which such matter has been referred to such Senior Executives, which determination shall be binding on the parties. In the event the Senior Executives are unable to reach agreement, then the CEO of Awardee shall have the right to make the final decision on such matter.

(b) The PAG shall consist of two (2) individuals appointed by the Awardee and two (2) individuals appointed by CFF. One of such individuals from the Awardee and CFF, respectively, shall be the principal liaison to the Development Program. A party may replace any PAG member appointed by it and designate a new individual to serve on the PAG upon written notice to the other party. The PAG shall meet at least on a quarterly basis.

(c) The PAG shall terminate and cease to exist on the earlier of the completion of the Development Program or termination or expiration of this Agreement.

(d) Each party shall be responsible for its own expenses in connection with attending meetings of and participating in the PAG.

7. Interruption License.

(a) Grant of License. Subject to the terms and conditions of this Agreement, and effective as of the Interruption License Effective Date (as defined below), the Awardee hereby grants to CFF (i) an exclusive (even as to the Awardee), worldwide, perpetual, sublicensable license under the Development Program Technology (as defined below) solely to the extent necessary to manufacture, have manufactured, license, use, sell, offer to sell, and support the Product in the Field and (ii) a non-exclusive worldwide License under the Awardee Background IP to the extent necessary or beneficial to manufacture, have manufactured, license, use, sell, offer to sell, and support the Product in the Field. For the avoidance of doubt. Awardee shall retain all rights to Development Program Technology for use outside the Field and any other intellectual property owned or controlled by Awardee including the Awardee Background IP both inside and outside the Field.

(b) Interruption Notice; Awardee Election. Awardee shall notify CFF if an Interruption (as defined below) has occurred. If Awardee provides such notice, or if CFF otherwise believes that an Interruption has occurred, CFF will provide notice (the “Interruption Notice”) to Awardee. The Awardee shall elect, within thirty (30) days of the Interruption Notice, one of the following options by notice to CFF:

(i) The Awardee shall reasonably demonstrate, in the form of a written progress report, that an Interruption has not occurred, or that the Awardee, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing is exercising Commercially Reasonable Efforts to develop or commercialize a Product in the Field;

(ii) The Awardee shall provide CFF with notice within such thirty (30) day period that the Awardee, an Affiliate thereof, or a licensee or sublicensee of either of the foregoing, has plans to initiate or resume Commercially Reasonable Efforts to develop or commercialize a Product in the Field and initiates or resumes such Commercially Reasonable Efforts within the sixty (60) day period following such notice; provided that Awardee may select this option only once; or

(iii) The Interruption License shall become effective, as set forth below.; or

If the Awardee has not elected (i) or (ii) above within thirty (30) days of the Interruption Notice, or if it has elected (i) or (ii) above but has not satisfied the requirements thereof within the time period required, the Awardee shall be deemed to have made the election specified in (iii) above. The failure of the Product due to safety issues or lack of efficacy in the Field or regulatory restrictions shall not constitute an Interruption. In addition, the Interruption License shall automatically terminate and be of no further force or effect following payment in full by Awardee or any of its sublicensees or assigns of the Royalty under Section 3(a).

(c) Effectiveness of License. If the Awardee has made or is deemed to have made the election specified in (iii) above, the Interruption License shall be effective upon such election (or deemed election) (such date, the “Interruption License Effective Date”).

(d) Materials and Data. The Awardee shall deliver to CFF, within thirty (30) days of the Interruption License Effective Date, a copy of all materials and data in its possession or control generated in the performance of the Development Program and/or constituting the Development Program Technology to the extent required by CFF to make, use or sell the Product in the Field.

(e) Assignment of Rights. In the event that the Awardee assigns all of or certain of its rights and obligations to develop and commercialize a Product at any time to a third party, such third party shall be subject to the obligations of the Interruption License.

(f) License as Intellectual Property. The Interruption License shall be deemed to constitute intellectual property as defined in Section 365(n) of the U.S. Bankruptcy Code. the Awardee agrees that CFF, as a licensee of such rights, shall retain and may exercise all of its rights and elections under the U.S. Bankruptcy Code; provided, however, that nothing in this Agreement shall be deemed to constitute a present exercise of such rights and elections.

(g) Third-Party Technology. To the extent Development Program Technology or applicable Awardee Background IP includes any intellectual property in-licensed from a third party, the Awardee will inform CFF in writing, and CFF will elect by written notice to the Awardee either to (i) obtain a sublicense to such intellectual property from the Awardee, in which case CFF shall assume the Awardee’s obligations to such third party under the in-license, or (ii) exclude such intellectual property from the Interruption License.

8. Indemnification.

(a) The Awardee shall indemnify, defend and hold harmless CFF, its Affiliates, and their respective directors, officers, employees, consultants, committee members, volunteers, agents and representatives and their respective successors, heirs and assigns (each, an “CFF Indemnitee”) from and against any and all claims, suits and demands of third parties and losses, liabilities, damages for personal injury, property damage or otherwise, costs, penalties, fines and expenses (including court costs and the reasonable fees of attorneys and other professionals) (“Liabilities”) payable to such third parties arising out of, resulting therefrom and relating to any such third party claims, suits and/or demands (“Third Party Claims”) resulting from:

(i) the conduct of the Development Program by the Awardee or its Affiliates or their respective directors, officers, employees, consultants, agents, representatives, licensees, sublicensees, subcontractors and/or investigators (each, an “Awardee Party”) under this Agreement and/or pursuant to one or more agreements between the Awardee and any the Awardee Party, or any actual or alleged violation of law resulting therefrom;

(ii) the Awardee’s or its Affiliates’ development, manufacture, or commercialization of any Product;

(iii) any claim of infringement or misappropriation with respect to the conduct of the Development Program by or on behalf of the Awardee, its Affiliates, or the Awardee or its Affiliate’s third party licensees or sublicenses, or with respect to the manufacture, use, sale, or import of any Product by any such parties other than any such claim to the extent deriving from the use of CFF Know How; and

(iv) any tort claims of personal injury (including death) relating to or arising out of any such injury sustained as the result of, or in connection with, the conduct of the Development Program by or on behalf of the Awardee, its Affiliates, or the Awardee or its Affiliate’s third party licensees or sublicenses, or with respect to the manufacture, use, sale, or import of any Product by any such parties;

(v) in each case except to the extent the claim, suit, demand, liability, damage, or loss results from the gross negligence or willful misconduct of a CFF Indemnitee.

(b) CFF shall indemnify, defend and hold harmless the Awardee, its Affiliates and their respective directors, officers, employees, consultants, agents and representatives and their respective successors, heirs and assigns (the “Awardee Indemnitees”) from and against any and all Liabilities payable to such third parties arising out of, resulting from, or relating to any Third Party Claims resulting from: (i) exercise of any rights under the Interruption License by or on behalf of CFF, any successor in interest thereto, or any licensee or sublicensee of any of the foregoing (which shall in any event include any claim of patent infringement or trade secret misappropriation resulting from the manufacture, use, sale, development, commercialization, or import of any Product or practice of any the Development Program Technology) or (ii) CFF’s gross negligence, intentional misconduct, or failure to comply with any applicable law, rule, or regulation with respect thereto, in each case except to the extent the claim, suit, demand, liability, damage or loss results from the gross negligence or willful misconduct of an Awardee Indemnitee.

(c) A party entitled to indemnification under this Section 8 (the “Indemnified Party”) will promptly notify the other Party (the “Indemnifying Party”) of any claims, suits, demands, losses, liabilities, damages costs, penalties, fines, or expenses subject to indemnification under this Section 8 of which it is made aware. The Indemnified Party will cooperate, and exert efforts to cause other Indemnified Parties to cooperate, in assisting the Indemnifying Party in presenting a defense, if requested to do so. The Indemnifying Party shall have sole control to select defense counsel, direct the defense of any such complaint or claim, and the right to settle claims at the Indemnifying Party’s sole expense, provided that any such settlement does not incur non-indemnified liability for or admit fault by any Indemnified Party. In the event a claim or action is or may be asserted, the Indemnified Party shall have the right to select and to obtain representation by separate legal counsel. If the Indemnified Party exercises such right, all costs and expenses incurred for such separate counsel shall be borne by the Indemnified Party. No Indemnified Party shall settle or enter into any voluntary disposition of any matter subject to indemnification under this Section 8 without the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld.

9. Insurance. The Awardee shall maintain at its own expense, with a reputable insurance carrier, coverage for the Awardee, its Affiliates, and their respective employees written on a per occurrence basis commensurate with a reasonable assessment of the risks associated with the research and development efforts being conducted by the Awardee, the following policies: commercial general liability insurance, including contractual liability as respects this Agreement for bodily injury and property damage and, no later than the first administration of a Product to a human subject, products liability and clinical trials liability.

Maintenance of such insurance coverage will not relieve the Awardee of any responsibility under this Agreement for damage in excess of insurance limits or otherwise. On or prior to the Effective Date of this Agreement, the Awardee shall provide CFF with an insurance certificate from the insurer(s), broker(s) or agent(s) evidencing the applicable insurance coverage. At CFF’s request, CFF may review the Awardee’s insurance coverage with relevant Awardee personnel no more than one time per year.

10. Intellectual Property Rights.

(a) All inventions, data, know-how, information, results, analyses, and other intellectual property rights resulting from the Development Program shall, as between the parties, be owned by the Awardee and the preparation, filing and maintenance of all patents resulting from the Development Program shall, as between the parties, be the sole responsibility, and under the sole control, of the Awardee. CFF hereby assigns and transfers to the Awardee all of CFF’s right, title, and interest in and to all inventions and other intellectual property resulting from the Development Program, CFF’s access to, or knowledge or use of, any Development Program Technology, Product, or confidential or proprietary information of the Awardee, and all intellectual property rights related to any of the foregoing, free and clear of all liens, claims, and encumbrances. CFF agrees to take, and cause all of its employees, agents, and other representatives to take, any and all actions, and execute any and all documents, reasonably requested by the Awardee as necessary to effect the foregoing.

(b) To the extent CFF provides or makes available any information, expertise, know-how or other intellectual property related to cystic fibrosis or the treatment, prevention, or cure thereof (“CFF Know-How”) to the Awardee, CFF hereby grants to the Awardee a non-exclusive, perpetual, transferable, sublicensable (through multiple tiers), worldwide right and license under all of CFF’s rights in such CFF Know-How to research, develop, commercialize, make, use, sell, offer for sale, import and otherwise exploit the Product in the Field.

11. Confidentiality. All information made available hereunder will be governed by that certain Nondisclosure Agreement, dated as of August 22, 2019, by and between the Parties.

12. Audits. At the request of CFF, from time to time, the Awardee shall permit CFF, upon reasonable notice, to audit and examine such books and records of the Awardee as may be necessary for verifying the Awardee’s expenditures of the Award Amount and the payment of royalties, if any, but no more frequently than once every calendar year.

13. Term and Termination. The term of this Agreement shall commence on the Effective Date and expire on the earlier of the date on which the Awardee has paid CFF the Royalty and all of the royalty payments set forth in Section 3, or the Interruption License Effective Date. Either party may terminate this Agreement for cause, without prejudice to any other remedies available, by providing the other party with written notice of such cause and intent to terminate; provided, however, that the other party shall have thirty (30) days following the receipt of written notice to cure such cause and, in the event of such cure, such termination shall not be effective. For this Section 11, “cause” shall mean (i) a party’s material breach of its covenants or obligations under this Agreement, (ii) a bankruptcy or similar filing by a party or a proceeding under the applicable bankruptcy laws or under any dissolution or liquidation law or statute now or hereafter in effect and filed against such party or all of substantially all of its assets if such filing is not dismissed within sixty (60) days after the date of its filing, or (iii) the Awardee’s material failure to achieve any milestone described in Exhibit A or B within ninety (90) days after its anticipated achievement date; provided however that in the event there is a regulatory, scientific or other technical delay in achieving such milestone that is beyond the reasonable control of Awardee (a “Tolling Event”), Awardee provides CFF with notice of any such anticipated delay as soon as reasonably practicable after becoming aware that such a delay is likely, and Awardee uses its Commercially Reasonable Efforts to overcome such delay during its pendency, Awardee shall not be deemed to have failed to meet a required milestone during the pendency of a Tolling Event. The following provisions shall survive the termination of this Agreement: Sections 3, 7, 8, 9, 10, 11, 12, 13 and 14.

14. Miscellaneous.

(a) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Maryland.

(b) Dispute Resolution.

(i) In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a “Dispute”), either party may at any time provide the other party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, an officer of each party shall meet at a mutually agreed upon time and location to engage in good faith discussions for the purpose of resolving such Dispute. If the Dispute is not resolved within thirty (30) days of such notice, either party may institute arbitration in accordance with (ii) below.

(ii) In the event any Dispute is not resolved in accordance with Section 12(b)(i), such Dispute shall be resolved by final and binding arbitration. Whenever a party decides to institute arbitration proceedings, it shall give written notice to that effect to the other party. Arbitration shall be held in New York, New York, according to the then-current commercial arbitration rules of the Center for Public Resources (“CPR”), except to the extent such rules are inconsistent with this subparagraph. The arbitration will be conducted by one (1) independent, neutral arbitrator who shall be mutually acceptable to both parties, such acceptance not to be unreasonably withheld, and who shall be appointed in accordance with CPR rules. If the parties are unable to mutually agree on such an arbitrator, then the arbitrator shall be appointed in accordance with CPR rules. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge. Within twenty (20) days of the selection of the arbitrator, each party shall submit to the arbitrator a proposed resolution of the Dispute that is the subject of the arbitration (the “Proposals”). The arbitrator shall thereafter select one of the Proposals so submitted as the resolution of the Dispute, but may not alter the terms of either Proposal and may not resolve the Dispute in a manner other than by selection of one of the submitted Proposals. If a party fails to submit a Proposal, the arbitrator shall select the Proposal of the other party as the resolution of the Dispute. The arbitrator shall agree to render its opinion within thirty (30) days of the final arbitration hearing. No arbitrator shall have the power to award punitive damages regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited. The proceedings and decisions of the arbitrator shall be confidential, final and binding on all of the parties. Judgment on the award so rendered may be entered in any court having jurisdiction thereof. The parties shall share the costs of arbitration according to the decision of the arbitrator. Nothing in this subparagraph will preclude either party from seeking equitable or injunctive relief, or interim or provisional relief, from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction, or any other form of permanent or interim equitable or injunctive relief, concerning a dispute either prior to or during any arbitration.

(c) Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Facsimile and other electronically scanned signatures shall have the same effect as their originals.

(d) Notices. All communications between the parties with respect to any of the provisions of this Agreement will be sent to the addresses set out below, or to such other addresses as may be designated by one party to the other by notice pursuant hereto, by prepaid, certified air mail (which shall be deemed received by the other party on the seventh (7th) business day following deposit in the mails) or nationally recognized overnight courier (which shall be deemed received upon verification of receipt), or by email (which shall be deemed received when transmitted, if during normal business hours, or on the recipient’s next business day, if not sent during normal business hours):

if to CFF, at:

Cystic Fibrosis Foundation

6931 Arlington Rd., Suite 200

Bethesda, MD 20814

Attn: Michael Boyle, President and CEO

Phone: 240-200-3743

Email: mboyle@cff.org

with a copy (which shall not constitute notice) to:

Cystic Fibrosis Foundation

6931 Arlington Rd., Suite 200

Bethesda, MD 20814

Attn: Stephanie Singer, Senior Counsel

Phone: 240-200-3707

Email: ssinger@cff.org

if to the Awardee, at:

Matinas Biopharma NanoTechnologies, Inc

1545 Route 206 S

Suite 302

Bedminster, NJ 07921

Attn: Jerome Jabbour, CEO

Phone 908-505-0959

Email jjabbour@matinasbiopharma.com

(e) Headings. The paragraph headings are for convenience only and will not be deemed to affect in any way the language of the provisions to which they refer.

(f) No Avoidance. The Awardee will not, by amendment of its organizational or governing documents, or through reorganization, recapitalization, consolidation, merger, dissolution, sale, transfer or assignment of assets, issuance of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms, provisions, covenants or agreements of this Agreement.

(g) Assignment. This Agreement may not be assigned by any party without the consent of the other party which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Awardee may assign this Agreement, without the consent of CFF, to an Affiliate or to the acquiror of Awardee or its equity or assets pursuant to a Change of Control Transaction of Awardee or in the sale or license to a third party of the assets to which this Agreement relates. Awardee shall give prompt notice to CFF of any such assignment or transfer by operation of law.

(h) No Relationship. Nothing herein contained shall be deemed to create an agency, joint venture, amalgamation, partnership or similar relationship between CFF and the Awardee. Notwithstanding any of the provisions of this Agreement, neither party to this Agreement shall at any time enter into, incur, or hold itself out to third parties as having authority to enter into or incur, on behalf of the other party, any commitment, expense, or liability whatsoever, and all contracts, expenses and liabilities in connection with or relating to the obligations of each party under this Agreement shall be made, paid, and undertaken exclusively by such party on its own behalf and not as an agent or representative of the other.

(i) Publicity. The Awardee shall submit any proposed press release or other public announcement, other than an academic, scholarly, or scientific publication, concerning the terms of this Agreement or this Award prior to its public release, to the Public Affairs Department of CFF for approval prior to its public release, with sufficient time prior to its public release to allow for review and comment, except to the extent any such release or announcement is required by law, rule, or regulation or the rules of any securities exchange. The parties agree that they intend to advance the body of general scientific knowledge of cystic fibrosis and its potential therapies and cures and the parties acknowledge that the Awardee intends to, and CFF desires that the Awardee does, as commercially and scientifically reasonable based on the results of the Development Program, publish the results of the Development Program in a scientific peer-reviewed publication as soon as reasonably practicable. In furtherance of the foregoing, but subject to the Awardee’s right to preserve and protect its confidential information and any information that if published would have an adverse effect on any patent application which the Awardee (or any Affiliate thereof, licensee or sublicensee of the Awardee or any Affiliate thereof, or contractor or collaborator of any of the foregoing) intends to file, the Awardee shall use commercially reasonable efforts to make available to academic third parties for non-commercial research purposes such tangible research materials or resources developed during the Development Program as the Awardee considers appropriate under the circumstances and under reasonable terms and conditions. CFF’s support for the Development Program shall be acknowledged in any press releases and publications relating to the Development Program.

(j) Anti-Terrorism. In accordance with the U.S. Department of the Treasury Anti-Terrorist Financing Guidelines, the Awardee shall take reasonable steps to ensure that the payments received from CFF are not distributed to terrorists or their support networks or used for activities that support terrorism or terrorist organizations. The Awardee certifies that it is in compliance with all laws, statutes and regulations restricting U.S. persons from dealing with any individuals, entities, or groups subject to Office of Foreign Assets Control sanctions.

(k) Amendments and Waiver. Any amendment or waiver of any provision of this Agreement shall be in writing and signed by a duly authorized representative of each party. The delay or failure of a party at any time to require performance of any provision of this Agreement shall in no way affect such party’s rights at a later time to enforce the same.

(l) Entire Agreement. This Agreement (including the Exhibits attached here) constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all prior or contemporaneous agreements, understandings or representations, either oral or written, between the parties with respect to such subject matter.

(m) Force Majeure. If the performance of any part of this Agreement by either party is prevented, restricted, interfered with or delayed by any reason of force majeure (including fire, flood, embargo, power shortage, pandemic or failure, acts of war, insurrection, riot, terrorism, strike, lockout or other labor disturbance or acts of God) (a “Force Majeure Event”), the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay; provided, that the affected party shall use reasonable efforts to avoid or remove such causes of non-performance.

15. Definitions; Valuation Determination. Unless otherwise defined in this letter, the following shall apply:

(a) “Actual Award” means the total amount of the Award Amount actually paid to the Awardee, to the extent not returned by the Awardee to CFF pursuant to Section 2. For clarity, this includes the funds previously advanced to the Awardee pursuant to the prior Letter Agreements as well as the New Award Amount.

(b) “Affiliate” means, with respect to a party, any entity which directly or indirectly controls, is controlled by, or is under common control with, such party. For these purposes, “control” shall refer to (i) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of an entity; or (ii) the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract or otherwise.

(c) “Award” shall have the meaning set forth in Section 1 of the Agreement.

(d) “Awardee Background IP” shall mean any intellectual property rights that are (a) owned or controlled by Awardee prior to the Effective Date, (b) created, conceived or reduced to practice by Awardee independently from this Agreement or (c) acquired by Awardee from a third party after the Effective Date.

(e) “CFF Know-How” shall have the meaning set forth in Section 10(b).

(f) “Change of Control Transaction” means the consummation of a transaction, or a series of related transactions, constituting (i) a merger, share exchange or other reorganization of Awardee, following which the stockholders of the Awardee immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving or successor entity, (ii) the sale by one or more stockholders of a majority of the voting power of the Awardee, or (iii) a sale of all or substantially all of the assets of the Awardee (or that portion of its assets related to the subject matter of this Agreement). For purposes of clarity, and notwithstanding anything to the contrary, a Change of Control Transaction shall not include any bona fide financing transaction whose primary purpose is for the benefit of the Awardee (i.e. in which the Awardee raises capital for general working capital or other business purposes) in which one or more persons or entities acquire shares of the Awardee capital stock from the Awardee.

(g) “COC Consideration” means the consideration received by the Awardee and/or its equityholders in connection with the Change of Control, including up-front consideration and any payments due for any deferred or contingent consideration (including, without limitation, any post-closing milestone payment, escrow or holdback of consideration). The valuation of any securities or other property shall be determined by reference to the operative transaction agreement for the Merger, Stock Sale or Asset Sale, provided that if no such valuation is readily determinable from such operative transaction agreement, (i) the valuation of marketable securities shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three days prior to the closing of such transaction, and (ii) the valuation of non-marketable securities shall be determined in good faith by the Board of Directors of the Awardee or, if such determination is objected to by CFF in writing within twenty (20) business days after CFF receives written notice thereof from the Awardee, by an independent, neutral third party appraiser agreed upon by the Awardee and CFF. The cost of such appraiser shall be borne by CFF or, if such appraiser’s determination of such valuation is equal to or greater than one hundred ten percent (110%) of the valuation determined by the Awardee’s Board of Directors, by the Awardee.

(h) “Commercially Reasonable Efforts” shall mean the level of effort, expertise and resources that is substantially and materially consistent with industry standards for companies of similar size and financial resources to research, develop and commercialize a Product where such research, development and commercialization is technically feasible, devoting the same degree of attention and diligence to such efforts that is substantially and materially consistent with industry standards for products at a comparable stage in development (with similar market potential, and taking into account, without limitation, issues of safety and efficacy, proprietary position, the competitive environment, the regulatory environment, and other relevant scientific, technical and commercial factors) for companies of similar size and financial resources.

(i) “Development Program Technology” means all technology first created or conceived in whole, or developed directly or indirectly, as a result of the Development Program and owned or controlled by Awardee, excluding without limitation any Awardee Background IP.

(j) “Field” shall mean the treatment of pulmonary non-tubercular mycobacteria (NTM) infections and other pulmonary disease.

(k) “Interruption” means the cessation for more than one hundred eighty (180) consecutive days of Commercially Reasonable Efforts to develop a Product at any time before the first commercial sale of a Product, or to commercialize a Product following regulatory approval of a Product for sale for human therapeutic use. Notwithstanding the foregoing, delays resulting from events outside of the Awardee’s reasonable control (e.g., technical difficulties, shortages of supplies or materials, delays in preclinical or clinical studies or regulatory processes, etc.) or Force Majeure will not be deemed cessation of the use of Commercially Reasonable Efforts.

(l) “License” means (a) the grant of rights to a third party that includes a license to the Development Program Technology in the Field, or (b) the grant of distribution or marketing rights to a third party with respect to a Product.

(m) “License Revenue” means all revenues and other consideration paid to the Awardee or to an Affiliate in consideration of a License. Without limiting the generality of the foregoing, License Revenue shall include, without limitation all upfront fees, license fees, milestone payments, technology access fees, premiums above the fair market value on sales of debt or equity securities of the Awardee or of an Affiliate, annual maintenance fees, and any other payments to the extent, in each case, received as consideration for the Awardee’s or its Affiliate’s grant of such license, distribution or marketing rights. Notwithstanding the foregoing, License Revenue shall exclude: (i) payments for debt or equity securities of the Awardee or an Affiliate thereof to the extent equal to or less than the fair market value of such securities as of the date of receipt of such payments as determined in good faith by the Awardee’s Board of Directors; (ii) reimbursements or advances for any actual costs of patent preparation, filing, prosecution, maintenance, or defense incurred by the Awardee or its Affiliates with respect to the Development Program Technology or any other patent rights to which rights are granted to the applicable licensee; and (iii) payments made by a licensee as consideration for the Awardee’s or an Affiliate’s performance of services. The valuation of any securities or other property shall be determined by reference to the operative transaction agreement, provided that if no such valuation is readily determinable from such operative transaction agreement, (i) the valuation of marketable securities shall be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three days prior to the closing of such transaction, and (ii) the valuation of non-marketable securities shall be determined in good faith by the Board of Directors of the Awardee or, if such determination is objected to by CFF in writing within twenty (20) business days after CFF receives written notice thereof from the Awardee, by an independent, neutral third party appraiser agreed upon by the Awardee and CFF. The cost of such appraiser shall be borne by CFF or, if such appraiser’s determination of such valuation is equal to or greater than one hundred ten percent (110%) of the valuation determined by the Awardee’s Board of Directors, by the Awardee.

(n) “Net Sales” means, for any period, the gross amount invoiced for sales of the Product by the Awardee or any Affiliate, licensee, sublicensee or transferee, as applicable (a “Selling Person”), to a non-Affiliate of such Selling Person, less the following deductions, in each case to the extent specifically related to the Product and taken by the Selling Person or otherwise paid for or accrued by the Selling Person (“Permitted Deductions”): (a) normal and customary trade, quantity, cash and/or other discounts, rebates, and sales returns and allowances, including (i) those granted on account of price adjustments (including retroactive price adjustments), billing errors, rejected goods, damaged goods, returns and rebates, (ii) administrative and other fees including inventory management fees and reimbursements and similar payments to wholesalers and other distributors, buying groups, pharmacy benefit management organizations, health care insurance carriers and other institutions, (iii) allowances, rebates and fees paid to distributors and (iv) chargebacks; (b) customs, excise, import, or export duties, tariffs, or similar payments; (c) rebates, chargebacks, and similar payments made with respect to sales paid for by any governmental or regulatory authority; (d) sales, value added, consumption, use, or similar taxes directly related to the sale, transfer, purchase, or delivery of the Product (but not including taxes assessed against the income derived from such sale, transfer, purchase, or delivery or similar taxes); (e) the cost of freight, postage, shipping, insurance, and special packaging; and (f) bad debt or uncollectible amounts . Notwithstanding anything to the contrary, Net Sales shall not include, and shall be deemed zero with respect to, (i) Products sold, supplied, or distributed for promotional use and (ii) Products sold, supplied, or distributed for research, development, clinical trials, compassionate use, or charitable purposes.

In the case of any sale or other disposal of a Product between or among the Selling Persons for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s-length sale thereafter to a third party; provided that any subsequent sale of the Product (or any product produced or manufactured using the Product) by a Selling Person to a non-Affiliate of such Selling Person shall be included in Net Sales. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time the Product is paid for. In the case of any sale or other disposal for value, such as barter or counter-trade, of any Product, or part thereof, other than in an arm’s length transaction exclusively for money, Net Sales shall be calculated as above on the fair market value of the consideration received.

(o) “Product” means MAT2501 and its formulations and derivatives, and any other oral amikacin developed in whole or in part as a result of the Development Program.

(p) “Royalty Cap” means an amount equal to five (5) times the amount of the Actual Award.

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In witness whereof, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the dates set forth below.

Cystic Fibrosis Foundation

By:
Name:
Title:
Date:

Awardee
Matinas BioPharma Nanotechnologies, Inc.

By:
Name:
Title:
Date:

Exhibit A

Development Program Plan

[***]

Exhibit A-1

Exhibit B

Payment Schedule

Award payments will be made based on the following schedule:

Milestone Payment Number	Development Program Milestone	Milestone Payment		Estimated Milestone Completion Date
1.	Agreement execution		$650,000	The date hereof
2.	[***]	$	[***]	[***]
3.	[***]	$	[***]	[***]
4.	[***]	$	[***]	[***]
5.	[***]	$	[***]	[***]

Upon the achievement of each Development Program Milestone, the Awardee shall prepare a report (each, a “Milestone Report”) that includes: description of the work, summary data generated, interpretation of the data, and progress toward achieving the goals of the Development Program.

The Awardee shall submit an invoice and a corresponding Milestone Report within one month after achievement of each Development Program Milestone. Milestone Reports will be reviewed by the CFF Program Officer responsible for this Agreement.

Milestone payments will be made by CFF within forty-five (45) days of:

1.	Receipt from the Awardee of a dated invoice, identifying Milestone Payment Number and corresponding Development Program Milestone;
2.	Receipt from the Awardee of a written Milestone Report for the applicable Milestone Payment; and
3.	Approval, by the responsible CFF Program Officer, of the Milestone Report.

All reports and documents must be submitted electronically to: grants@CFF.org

Exhibit B-1